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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                             Sturgis Bancorp, Inc.
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                   864087101
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                                 (CUSIP Number)

                                 March 27, 2002
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 864087101                   13G                     PAGE 2 OF 6 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        RAYMOND H. DRESSER, JR.; GRETCHEN M. DRESSER           NOT APPLICABLE
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]

        RAYMOND H. DRESSER, JR. -- X; GRETCHEN M. DRESSER -- X
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        UNITED STATES
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    Number of
                           5       Sole Voting Power
                                   RAYMOND H. DRESSER, JR.-- 89,175 SHARES
     Shares                        (INCLUDES 975 SHARES OF UNEXERCISED OPTIONS);
                                   GRETCHEN M. DRESSER-- 52,600 SHARES
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   0--RAYMOND H. DRESSER, JR. AND GRETCHEN M.
                                   DRESSER
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
                                   RAYMOND H. DRESSER, JR.--89,175 SHARES
       Each                        (INCLUDES 975 SHARES OF UNEXERCISED OPTIONS);
                                   GRETCHEN M. DRESSER-- 52,600 SHARES
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power
                                   0--RAYMOND H. DRESSER, JR. AND GRETCHEN M.
                                   DRESSER
    Person With
--------------------------------------------------------------------------------
  9 Aggregate Amount Beneficially Owned by Each Reporting Person RAYMOND H. DRESSER, JR.--141,775 SHARES (INCLUDES 975 SHARES OF UNEXERCISED OPTIONS); GRETCHEN M. DRESSER--141,775 SHARES (INCLUDES 975 SHARES OF UNEXERCISED OPTIONS)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        RAYMOND H. DRESSER, JR.--4.79%; GRETCHEN M. DRESSER--4.79%

--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        RAYMOND H. DRESSER, JR.--IN; GRETCHEN M. DRESSER--IN
--------------------------------------------------------------------------------


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ITEM 1.

          (a)  Name of Issuer:  STURGIS BANCORP, INC.

          (b) Address of Issuer's Principal Executive Offices: 125 EAST CHICAGO RD., STURGIS, MICHIGAN 49091


ITEM 2.

          (a)  Name of Person Filing: RAYMOND H. DRESSER, JR.; GRETCHEN M.
               DRESSER

          (b) Address of Principal Business Office or, if none, Residence: 215 HARAL AVE., STURGIS, MI 49091

          (c)  Citizenship:  UNITED STATES

          (d)  Title of Class of Securities:  COMMON STOCK

          (e)  CUSIP Number:  864087101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: RAYMOND H. DRESSER, JR.--141,775 SHARES (INCLUDES 975 SHARES OF UNEXERCISED OPTIONS); GRETCHEN M. DRESSER--141,775 SHARES (INCLUDES 975 SHARES OF UNEXERCISED OPTIONS)


                                       3
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          (b)  Percent of class: RAYMOND H. DRESSER, JR.--4.79%; GRETCHEN M.
               DRESSER--4.79%

          (c)  Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote: RAYMOND H. DRESSER, JR.--89,175 SHARES (INCLUDES 975 SHARES OF UNEXERCISED OPTIONS); GRETCHEN M. DRESSER--52,600 SHARES

               (ii) Shared power to vote or to direct the vote: 0--RAYMOND H. DRESSER, JR. AND GRETCHEN M. DRESSER

               (iii)  Sole power to dispose or to direct the disposition of:
                      RAYMOND H. DRESSER, JR.--89,175 SHARES (INCLUDES 975 SHARES OF UNEXERCISED OPTIONS); GRETCHEN M.
                      DRESSER--52,600 SHARES

               (iv)   Shared power to dispose or to direct the disposition of:
                      0--RAYMOND H. DRESSER, JR. AND GRETCHEN M. DRESSER

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE















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ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

PLEASE NOTE, THAT PURSUANT TO RULE 13D-1(K)(1) THIS SCHEDULE 13G IS BEING FILED ON BEHALF OF BOTH RAYMOND H. DRESSER, JR. AND GRETCHEN M. DRESSER. ATTACHED HERETO AS EXHIBIT A IS A STATEMENT FROM RAYMOND H. DRESSER, JR. AND GRETCHEN M. DRESSER INDICATING THEIR AGREEMENT TO FILE THIS JOINT SCHEDULE 13G.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  MAY 31, 2002
                                  -------------------------------------------
                                                      Date

                                  /s/ Raymond H. Dresser, Jr.
                                  -------------------------------------------
                                                   Signature

                                  RAYMOND H. DRESSER, JR.
                                  -------------------------------------------
                                                  Name/Title

                                  MAY 31, 2002
                                  -------------------------------------------
                                                     Date

                                  /s/ Gretchen M. Dresser
                                  -------------------------------------------
                                                   Signature

                                  GRETCHEN M. DRESSER
                                  -------------------------------------------
                                                   Name/Title







ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                                       5
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                                    EXHIBIT A

                                  SCHEDULE 13G

                 RAYMOND H. DRESSER, JR. AND GRETCHEN M. DRESSER


Issuer:  STURGIS BANCORP, INC.

Class of Securities:  COMMON STOCK

CUSIP Number:  864087101

                         AGREEMENT TO FILE SCHEDULE 13G

We, Raymond H. Dresser, Jr. and Gretchen M. Dresser, hereby agree pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, to jointly file
Schedule 13G of the Securities Exchange Act of 1934. The Schedule 13G is being filed on behalf of each of us individually and, by signing below, we each certify that the information contained therein is accurate to the best of our knowledge and belief.




                                  MAY 31, 2002
                                  -------------------------------------------
                                                      Date

                                  /s/ Raymond H. Dresser, Jr.
                                  -------------------------------------------
                                                   Signature

                                  RAYMOND H. DRESSER, JR.
                                  -------------------------------------------
                                                  Name/Title

                                  MAY 31, 2002
                                  -------------------------------------------
                                                     Date

                                  /s/ Gretchen M. Dresser
                                  -------------------------------------------
                                                   Signature

                                  GRETCHEN M. DRESSER
                                  -------------------------------------------
                                                   Name/Title







                                       6